Exhibit 99.1

Atlas Energy Solutions Announces Second Quarter 2023 Results, Increases Dividend by 33%

Austin, TX – July 31, 2023 – Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today reported financial and operating results for the second quarter of 2023.

Second Quarter 2023 Highlights

•
Total sales of $161.8 million (including proppant sales volumes of 2.8 million tons)
•
Net income of $71.2 million (44% Net Income Margin)
•
Adjusted EBITDA of $92.8 million (57% Adjusted EBITDA Margin) (1)
•
Net cash provided by operating activities of $103.9 million
•
Adjusted Free Cash Flow of $81.9 million (51% Adjusted Free Cash Flow Margin) (1)
•
Dune Express construction tracking on-time and on-budget
•
Kermit expansion expected to come online in the fourth quarter of 2023
•
~6.0 million tons of 2024 proppant volumes committed
•
The Board of Directors declared a quarterly dividend of $0.20 per share of Class A common stock and a corresponding distribution of $0.20 per Unit for holders of Atlas Sand Operating, LLC Units ("Operating Units")

Financial Summary

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022
	(unaudited, in thousands, except percentages)
Sales	$161,788	$153,418	$149,865
Net income	$71,211	$62,905	$62,583
Net Income Margin	44%	41%	42%
Adjusted EBITDA	$92,846	$84,033	$75,235
Adjusted EBITDA Margin	57%	55%	50%
Net cash provided by operating activities	$103,883	$54,235	$50,012
Adjusted Free Cash Flow	$81,909	$76,919	$67,049
Adjusted Free Cash Flow Margin	51%	50%	45%
(1)
Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are non-GAAP financials measures. See Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of these measures to our most directly comparable financial measures calculated and presented in accordance with GAAP.

Bud Brigham, Founder, Executive Chairman and CEO, commented, “We are extremely proud of our team's strong operational execution that underpinned robust second quarter results. Second quarter sales volumes were 2.8 million tons, which annualizes to a run-rate of just over 11.3 million tons per year. We generated $92.8 million in Adjusted EBITDA and converted 88.2% of that Adjusted EBITDA to Adjusted Free Cash Flow."

Bud Brigham continued, "Benefitting from the stability of our growing contract coverage, as well as our exceptional margins and associated cash generation, we declared an increased dividend of $0.20 per share, which includes a base dividend of $0.15 per share and variable dividend of $0.05 per share. The $0.20 per share dividend this quarter represents a 33.3% increase from our prior distribution, and our seventh distribution to our investors. As we continue to work with the board to clearly define our dividend framework, the installation of a base dividend is a major step towards providing enhanced visibility to our investors of our plans around a return of capital program."

John Turner, President & CFO, added, “As the largest proppant provider in the Permian, with growing logistics offerings, our business is stable and very healthy, despite the recent oil price volatility. Atlas is differentiated by its portfolio of contracts with high-quality, large scale companies with strong balance sheets, our sector leading service quality and of course our low-cost structure. We made further progress bringing our plant operating costs to more normalized levels this quarter, and remain optimistic about the long-term fundamentals in the Permian.”

Second Quarter 2023 Financial Results

Second quarter 2023 total sales increased $8.4 million, or 5.5% sequentially, to $161.8 million. Product sales decreased $2.9 million, or 2.3%, sequentially, to $125.2 million, driven by a decrease in sales price (2.8 million tons at $44.21 per ton vs. 2.8 million tons at $46.45 per ton). Service sales increased by $11.3 million, or 44.7%, sequentially, to $36.6 million. The increase in service sales was due to an increase in active jobs enabled by an increase in trucks deployed.

Second quarter 2023 cost of sales (excluding depreciation, depletion and accretion expense) (“cost of sales”) increased by $0.9 million, or 1.5%, sequentially, to $63.5 million. The increase in our cost of sales was primarily driven by higher trucking and last mile logistics costs resulting from the increased size of our fleet, which was partially offset by lower proppant production costs.

Selling, general and administrative expenses (“SG&A”) for the second quarter of 2023 increased $3.7 million, or 43.3%, sequentially, to $12.2 million, driven primarily by increases in consulting and professional fees and stock-based compensation. The increase includes $1.1 million for non-recurring transaction costs related to the Up-C Simplification (defined below) and an increase of approximately $1.0 million for stock-based compensation expense.

Net income for the second quarter of 2023 was $71.2 million, representing an increase of $8.3 million, or 13.2% when compared to the first quarter of 2023. This increase was primarily associated with higher revenue generation.

Adjusted EBITDA for the second quarter of 2023 was $92.8 million, representing an increase of $8.8 million, or 10.5% when compared to the first quarter of 2023.

Liquidity, Capital Expenditures and Other

As of June 30, 2023, the Company’s total liquidity was $415.6 million, which was comprised of $341.7 million in cash and cash equivalents (held in cash, CDs, and one- and two-month Treasury bills) and $73.9 million of availability under the Company’s ABL Facility; the Company had no borrowings outstanding under the ABL Facility and $1.1 million of outstanding undrawn letters of credit.

Net cash used in investing activities was $85.9 million during the second quarter of 2023, driven largely by costs associated with the construction of the second facility at our Kermit location and payments for long-lead time equipment for the construction of the Dune Express. The plant expansion at our Kermit facility is progressing on-time and on-budget. We expect the additional production capacity to come online during the fourth quarter of this year.

As of June 30, 2023, Atlas had 100,000,000 shares of common stock outstanding, comprised of 57,148,000 shares of Class A common stock (representing 57.1% of the total voting power) and 42,852,000 shares of Class B common stock outstanding (representing 42.9% of the total voting power).

Quarterly Dividend

On July 31, 2023, the Board of Directors (the “Board) of Atlas declared a quarterly dividend to Class A common stockholders of $0.20 per share. The Board also declared a corresponding distribution of $0.20 per Unit for holders of Units of Atlas Sand Operating, LLC. The dividend will be payable on August 17, 2023 to holders of record of Class A common stock and Units at the close of business on August 10, 2023.

Subsequent Events

Subsequent to quarter-end, the Company announced that it has entered into an agreement with Stonebriar Commercial Finance, LLC ("Stonebriar") to refinance its existing term loan facility with a new $180.0 million term loan facility (the "New Term Loan"). The New Term Loan will simplify the company’s balance sheet as both the existing term loan facility and the majority of the Company's finance leases have been combined into the New Term Loan. The New Term Loan will bear an interest rate of 9.50% and have a maturity of August 2030. Additionally, Stonebriar will be providing Atlas with an additional $100.0 million delayed draw term loan facility (the "Delayed Draw Facility") to provide the company with incremental liquidity.

The New Term Loan reduces the Company's debt service requirements during the buildout of the Dune Express, meaningfully increasing the Company's liquidity during this period of elevated capital expenditures and provides for a more flexible covenant package with fewer restrictions on the Company's ability to make dividend payments.

In addition, on July 31, 2023, the Board has approved an Up-C simplification transaction (the "Up-C Simplification") pursuant to which (i) all outstanding shares of our Class A common stock and all outstanding Operating Units will be exchanged on a 1:1 basis for shares of common stock a newly formed public holding company and (ii) all outstanding shares of our Class B common stock that correspond to the outstanding Operating Units will be cancelled. The overall proportionate economic ownership of and voting percentage of our equity holders in our business after the Up-C Simplification will be the same as their current overall proportionate economic ownership of and voting percentage in our business immediately prior to completion of the transaction. The Up-C Simplification is expected to be completed in the third quarter of 2023 and is expected to simplify our current corporate structure into a single class of shares, reduce overhead expenses and could result in increased demand for our stock from certain indices and asset managers due to the elimination of the dual-class share structure and associated bifurcation of our market capitalization.

Conference Call Information

The Company will host a conference call to discuss financial and operational results on Tuesday, August 1, 2023 at 9:00am Central Time (10:00am Eastern Time). Individuals wishing to participate in the conference call should dial (877) 407-4133. A live webcast will be available at https://ir.atlas.energy/. Please access the webcast or dial in for the call at least 10 minutes ahead of the start time to ensure a proper connection.

An archived version of the conference call will be available on the Company’s website shortly after the conclusion of the call.

The Company will also post an updated investor presentation titled “Investor Presentation August 2023”, in addition to an "August 2023 Growth Projects Update" video, at https://ir.atlas.energy/ in the "Presentations” section under “News & Events” tab on the Company’s Investor Relations webpage prior to the conference call.

About Atlas Energy Solutions

Our company was founded in 2017 by long-time E&P operators and led by Bud Brigham. Our experience as E&P operators, combined with our unique asset base and focus on using technology to deliver novel solutions to our customers’ toughest challenges and mission-critical needs differentiates us as the proppant and logistics provider of choice in the Permian Basin.

Atlas is a leader in the proppant and proppant logistics industry and is currently solely focused on serving customers in the Permian Basin of West Texas and New Mexico, the most active oil and natural gas producing regions in North America. Our Kermit, TX and Monahans, TX facilities are strategically located and specifically designed to maximize reliability of supply and product quality, and our deployment of trucking assets and the Dune Express is expected to drive significant logistics efficiencies.

Our core mission is to maximize value for our stockholders by generating strong cash flow and allocating our capital resources efficiently, including providing a regular and durable return of capital to our investors through industry cycles. Further, we recognize that our long-term profitability is maximized by being good stewards of the environments and communities in which we operate. In our pursuit of this mission, we work to improve the processes involved in the development of hydrocarbons, which we believe will ultimately contribute to providing individuals with access to the energy they need to sustain or improve their quality of life in a clean, safe, and efficient manner. We take great pride in contributing positively to the development of the hydrocarbons that power our lives.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive or prospective in nature, that depend upon or refer to future events or conditions or that include the words “may,” “assume,” “forecast,” “position,” “strategy,” “potential,” “continue,” “could,” “will,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about our business strategy, our industry, our future operations and profitability, expected capital expenditures and the impact of such expenditures on our performance, statements about the proposed Up-C Simplification, including the timing of its completion, our ability to consummate it, its consequences and the anticipated benefits of the Up-C Simplification to the Company, statements about our financial position, production, revenues and losses, our capital programs, management changes, current and potential future long-term contracts and our future business and financial performance. Although forward-looking statements reflect our good faith beliefs at the time they are made, we caution you that these forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include but are not limited to: commodity price volatility stemming from the ongoing war in Ukraine; adverse developments affecting the financial services industry; our ability to complete growth projects, including the Dune Express, on time and on budget; the possibility that the closing conditions of the MRA may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the risk that stockholder litigation in connection with the Up-C Simplification may affect the timing or occurrence of the transactions or result in significant costs of defense, indemnification and liability; changes in general economic, business and political conditions, including changes in the financial markets; transaction costs; diversion of management’s time and attention in connection with the corporate reorganization transactions; actions of OPEC+ to set and maintain oil production levels; the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil; inflation; environmental risks; operating risks; regulatory changes; lack of demand; market share growth; the uncertainty inherent in projecting future rates of reserves; production; cash flow; access to capital; the timing of development expenditures; and other factors discussed or referenced in our filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”), including those discussed under the heading “Risk Factors” in our final prospectus, dated March 8, 2023, filed with the SEC pursuant to Rule 424(b) under the Securities Act on March 10, 2023 in connection with our initial public offering (our “Final Prospectus”). Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

No Offer or Solicitation

This communication relates to the Up-C Simplification between Atlas and New Atlas HoldCo Inc., a Delaware corporation (“New Atlas”). This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the Up-C Simplification or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Important Additional Information

In connection with the Up-C Simplification, New Atlas will file with the SEC a registration statement on Form S-4, which will include an information statement of Atlas and a prospectus of New Atlas. Atlas and New Atlas may also file other documents with the SEC regarding the Up-C Simplification. After the registration statement has been declared effective by the SEC, a definitive information statement/prospectus will be mailed to the shareholders of Atlas. This document is not a substitute for the registration statement and information statement/prospectus that will be filed with the SEC or any other documents that Atlas or New Atlas may file with the SEC or send to shareholders of Atlas in connection with the Up-C Simplification. INVESTORS AND SHAREHOLDERS OF ATLAS ARE URGED TO READ THE REGISTRATION STATEMENT AND INFORMATION STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE UP-C SIMPLIFICATION AND RELATED MATTERS.

Investors and shareholders will be able to obtain free copies of the registration statement and the information statement/prospectus (when available) and all other documents filed or that will be filed with the SEC by Atlas or New Atlas, through the website maintained by the SEC at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Atlas or New Atlas by directing a written request to Atlas Energy Solutions Inc., 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730, Attention: Investor Relations, Telephone: 512-220-1200.

Investor Contact

Kyle Turlington

5918 W Courtyard Drive, Suite #500
Austin, Texas 78730
United States
T: 512-220-1200
IR@atlas.energy

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Income

(unaudited, in thousands, except per share data)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022
Product sales	$125,216	$128,142	$121,881
Service sales	36,572	25,276	27,984
Total sales	161,788	153,418	149,865
Cost of sales (excluding depreciation, depletion and accretion expense)	63,504	62,555	67,285
Depreciation, depletion and accretion expense	9,433	8,519	7,791
Gross profit	88,851	82,344	74,789
Selling, general and administrative expense (including stock and unit-based compensation expense of $1,624, $622, and $135, respectively.)	12,183	8,504	7,903
Operating income	76,668	73,840	66,886
Interest expense, net	(521)	(3,442)	(3,990)
Other income	118	184	121
Income before income taxes	76,265	70,582	63,017
Income tax expense	5,054	7,677	434
Net income	$71,211	$62,905	$62,583
Less: Pre-IPO net income attributable to Atlas Sand Company, LLC	-	54,561
Less: Net income attributable to redeemable noncontrolling interest	32,693	6,610
Net income attributable to Atlas Energy Solutions, Inc.	$38,518	$1,734

Net income per Class A common share
Basic	$0.67	$0.03
Diluted	$0.67	$0.03
Weighted average Class A common shares outstanding
Basic	57,148	57,148
Diluted	57,420	57,408

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022
Operating activities:
Net income	$71,211	$62,905	$62,583
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion expense	9,814	8,808	8,089
Amortization of debt discount	120	118	119
Amortization of deferred financing costs	104	87	110
Stock and unit-based compensation	1,624	622	135
Deferred income tax	5,819	3,808	(2)
Commodity derivatives gain	—	—	15
Settlements on commodity derivatives	—	—	141
Other	(21)	206	232
Changes in operating assets and liabilities:	15,212	(22,319)	(21,410)
Net cash provided by operating activities	103,883	54,235	50,012

Investing activities:
Purchases of property, plant and equipment	(85,895)	(60,940)	(35,428)
Net cash used in investing activities	(85,895)	(60,940)	(35,428)

Financing Activities:
Net proceeds from IPO	—	303,426	—
Payment of offering costs	(4,439)	(1,581)	—
Member distributions prior to IPO	—	(15,000)	(15,000)
Principal payments on term loan borrowings	(8,347)	(8,226)	(7,987)
Issuance costs associated with debt financing	(222)	(530)	—
Payments under finance leases	(962)	(738)	(307)
Dividends paid to Class A common stockholders	(8,572)	—	—
Distributions paid to Atlas Sand Operating, LLC unitholders	(6,428)	—	—
Net cash provided by (used in) financing activities	(28,970)	277,351	(23,294)
Net increase (decrease) in cash and cash equivalents	(10,982)	270,646	(8,710)
Cash and cash equivalents, beginning of period	352,656	82,010	90,720
Cash and cash equivalents, end of period	$341,674	$352,656	$82,010

Atlas Energy Solutions Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$341,674	$82,010
Accounts receivable, including related parties	85,940	74,392
Inventories, prepaid expenses and other current assets	26,654	22,329
Total current assets	454,268	178,731
Property, plant and equipment, net	700,018	541,524
Right-of-use assets	40,797	23,222
Other long-term assets	3,537	7,522
Total assets	$1,198,620	$750,999
Liabilities, redeemable noncontrolling interest, and stockholders' and members' equity
Current liabilities:
Accounts payable, including related parties	$47,858	$31,799
Accrued liabilities and other current liabilities	63,604	36,289
Current portion of long-term debt	29,746	20,586
Total current liabilities	141,208	88,674
Long-term debt, net of discount and deferred financing costs	101,201	126,588
Deferred tax liabilities	39,070	1,906
Other long-term liabilities	38,012	22,474
Total liabilities	319,491	239,642
Redeemable noncontrolling interest	802,443	—
Total stockholders' and members' equity	76,686	511,357
Total liabilities, redeemable noncontrolling interest and stockholders’ and members’ equity	$1,198,620	$750,999

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others, in the case of Adjusted EBITDA, to assess our operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects and, in the case of Adjusted Free Cash Flow, assess the financial performance of our assets and their ability to sustain dividends or reinvest to organically fund growth projects over the long term without regard to financing methods, capital structure, or historical cost basis.

These measures do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA and Adjusted Free Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures may differ from computations of similarly titled measures of other companies.

Non-GAAP Measure Definitions:

•
We define Adjusted EBITDA as net income before depreciation, depletion and accretion, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, unrealized commodity derivative gain (loss), and non-recurring transaction costs. Management believes Adjusted EBITDA is useful because it allows management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period and against our peers without regard to financing method or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.
•
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total sales.
•
We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. Management believes that Adjusted Free Cash Flow is useful to investors as it provides a measure of the ability of our business to generate cash.
•
We define Adjusted Free Cash Flow Margin as Adjusted Free Cash Flow divided by total sales.
•
We define Adjusted Free Cash Flow Conversion as Adjusted Free Cash Flow divided by Adjusted EBITDA.
•
We define Maintenance Capital Expenditures as capital expenditures excluding growth capital expenditures.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to Net Income

(unaudited, in thousands)

	For the Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022
Net Income	$71,211	$62,905	$62,583
Depreciation, depletion and accretion expense	9,814	8,808	8,089
Interest expense	4,027	4,021	3,993
Income tax expense	5,054	7,677	434
EBITDA	$90,106	$83,411	$75,099
Stock and unit-based compensation	1,624	622	135
Unrealized commodity derivative gain	—	—	1
Non-recurring transaction costs	1,116	—	—
Adjusted EBITDA	$92,846	$84,033	$75,235
Maintenance capital expenditures	$10,937	$7,114	$8,186
Adjusted Free Cash Flow	$81,909	$76,919	$67,049

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited, in thousands, except percentages)

	For the Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022
Net cash provided by operating activities	$103,883	$54,235	$50,012
Current income tax expense (benefit)(1)	(765)	3,869	436
Change in operating assets and liabilities	(15,212)	22,319	21,410
Cash interest expense(1)	3,804	3,816	3,764
Maintenance capital expenditures(1)	(10,937)	(7,114)	(8,186)
Non-recurring transaction costs	1,116	—	—
Other	20	(206)	(387)
Adjusted Free Cash Flow	$81,909	$76,919	$67,049
Adjusted EBITDA Margin	57%	55%	50%
Adjusted Free Cash Flow Margin	51%	50%	45%
Adjusted Free Cash Flow Conversion	88%	92%	89%
(1)
A reconciliation of the adjustment of these items used to calculate Adjusted Free Cash Flow to the Consolidated Financial Statements is included below.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Maintenance Capital Expenditures to Purchase of Property, Plant and Equipment

(unaudited, in thousands)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022
Maintenance capital expenditures, accrual basis reconciliation:
Purchases of property, plant and equipment	$85,895	$60,940	$35,428
Changes in operating assets and liabilities associated with investing activities(1)	20,996	6,811	6,031
Less: Growth capital expenditures	(95,954)	(60,637)	(33,273)
Maintenance Capital Expenditures, accrual basis	$10,937	$7,114	$8,186
(1)
Positive working capital changes reflect capital expenditures in the current period that will be paid in a future period. Negative working capital changes reflect capital expenditures incurred in a prior period but paid during the period presented.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Current Income Tax Expense to Income Tax Expense

(unaudited, in thousands)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022
Current tax expense reconciliation:
Income tax expense	$5,054	$7,677	$434
Less: deferred tax expense	(5,819)	(3,808)	2
Current income tax expense (benefit)	$(765)	$3,869	$436

Atlas Energy Solutions Inc. – Supplemental Information

Cash Interest Expense to Income Expense, Net

(unaudited, in thousands)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022
Cash interest expense reconciliation:
Interest expense, net	$521	$3,442	$3,990
Less: Amortization of debt discount	(120)	(118)	(119)
Less: Amortization of deferred financing costs	(104)	(87)	(110)
Less: Interest income	3,507	579	3
Cash interest expense	$3,804	$3,816	$3,764